LOAN AGREEMENT

December 12, 2014

City Group LLC (the “Lender”) of 1201 Orange Street, Suite 600, Wilmington, DE 19801, advanced total of USD$70,000 (the “Principal Sum”) to Cell MedX Corp. (the “Borrower”) of 4575 Dean Martin Drive, STE 2206, Las Vegas, NV 89103.  The Lender advanced the funds on December 12, 2014.

The Borrower agrees to repay the Principal Sum on demand, together with interest calculated and compounded monthly at the rate of six (6) per cent per year (the “Interest”) from December 12, 2014.  The Borrower is liable for repayment for the Principal Sum and accrued Interest and any costs that the Lender incurs in trying to collect the Principal Sum and the Interest.

The Borrower will evidence the debt and its repayment of the Principal Sum and the Interest with a promissory note in the attached form.

The Lender may, in its sole discretion, provide the Borrower with written instructions to convert any payment of Principal Sum or Interest into restricted shares of common stock in the capital of the Borrower. Payments will be converted into fully paid, non-assessable and, subject to United States securities laws, restricted shares of common stock in the capital of the Borrower (the “Conversion Shares”) at a conversion price of USD$0.50 per share. The Borrower covenants to cause the Conversion Shares to be issued in the name of the Lender, or such party as the Lender may direct.

LENDER                                                                                    BORROWER
City Group LLC                                                                      Cell MedX Corp.

/s/ Tom Sharp                                                                           /s/ Frank McEnulty
By: Tom Sharp                                                                          By: Frank McEnulty, CEO & President

PROMISSORY NOTE

Principal Amount:  USD$70,000                                                                               December 12, 2014

For value received Cell MedX Corp., (the “Borrower”) promises to pay on demand to the order of City Group LLC (the “Lender”) the sum of $70,000 lawful money of United States of America (the “Principal Sum”) together with interest on the Principal Sum from December 12, 2014 (“Effective Date”) both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purpose of this promissory note, Interest Rate means six (6) per cent per year.  Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Effective Date (for an effective rate of 6.17% per annum calculated monthly), and is payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower may repay the Principal Sum and the Interest in whole or in part at any time.

The Lender may, in its sole discretion, have any repayment of Principal Sum or Interest converted into restricted shares of common stock in the capital of the Borrower in accordance with the terms and conditions of the attached loan agreement.

The Borrower waives presentment, protest, notice of protest and notice of dishonour of this promissory note.

BORROWER
Cell MedX Corp.

/s/ Frank McEnulty
By: Frank McEnulty, CEO & President